EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-33487, 333-105833, 333-161592, and 333-205434 on Form S-8 of our reports dated March 6, 2018 relating to the financial statements of Barrett Business Services, Inc. as of and for the years ended December 31, 2017 and 2016, and the effectiveness of Barrett Business Services, Inc. internal control over financial reporting, appearing in this Annual Report on Form 10-K of Barrett Business Services Inc. for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Portland, Oregon
March 6, 2018